FIELDPOINT PETROLEUM CORPORATION ANNOUNCES ACQUISITION OF VACUUM SOUTH FIELD, LEA COUNTY, NEW MEXICO

MAY 28, 2009

AUSTIN, TX – (PRNEWSWIRE WIRE) – MAY 28, 2009 - FieldPoint Petroleum Corporation (AMEX:FPP) today announced the acquisition of a working interest in the South Vacuum Field in Lea County New Mexico.  The acquisition price is $1,000,630 for working interest of 25%- 50% in four natural gas wells effective June 1, 2009. Based upon engineering reports and certain standard assumptions we paid approximately $1.54 per mcfe for these gas reserves. We estimate that this property will replace approximately 152% of our 2009 anticipated (BOE) barrels of oil equivalent oil and gas production.

“This acquisition gives FieldPoint additional production in the New Mexico deep natural gas play, and it meets all of our acquisition criteria.” states Ray Reaves, President and CEO for FieldPoint. “We expect this purchase to show an excellent rate of return, based on existing production, and we believe that this field offers development potential that could further serve to increase our production, earnings, and cash flow from operations,” commented Reaves.

As has been its past practice with acquired property, FieldPoint plans for an active redevelopment program. FieldPoint also plans for additional operations designed to increase production and current reserves, including but not limited to facilities improvements, production equipment upgrades, and wellbore optimization activities.  No time frame has yet been established for this activity.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas, and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com